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FRONTIER INSURANCE GROUP, INC.        1998 FORM 10-K                 EXHIBIT 12


                Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)

                                                                             Year Ended December 31
                                                      -------------------------------------------------------------
                                                          1998        1997        1996          1995        1994
                                                      -----------  ----------- ----------   ----------- -----------
Income (loss) before income taxes
   and cumulative effect of change
      in accounting principle                          $(90,875)     $45,849     $56,659      $43,280      $21,330

Add:
      Minority interest and interest expense             11,931       11,842       4,247          895            -
      Interest portion of rental expense                    500          500         371          240            -
                                                       ---------     -------     -------      -------     --------
Earnings available for payment of combined
      fixed charges and preferred stock dividends      $(78,444)     $58,191     $61,277      $44,415      $21,330
                                                       =========     =======     =======      =======      =======
Combined fixed charges:
      Minority Interest and interest expense            $11,931      $11,842      $4,247      $   895   $        -
      Interest portion of rental expense                    500          500         371          240            -
                                                        -------      -------      ------        -----   ----------
Total combined fixed charges                            $12,431      $12,342      $4,618      $ 1,135   $
                                                        =======      =======      ======        =====   ==========
Ratio of earnings to combined fixed charges (1)            (6.3)         4.7        13.3         39.1          N/A

For purposes of determining this ratio, earnings consist of income before federal income taxes, plus fixed charges. Fixed Charges consist of 1) minority interest-preferred securities of subsidiary trust, and interest expense on short-term debt, 2) amortization of debt issuance costs and 3) the portion of rental expense that is representative of the interest factor.



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